Exhibit 16(c)(xxvii)

Preliminary Valuation Presentation Prepared for Savanna Special Committee June 2024 PRELIMINARY – DRAFT AND CONFIDENTIAL Regarding Project Impact [****] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities Exchange Commission.

1. Situation Overview 2. Preliminary Savanna Standalone Valuation Appendix – Preliminary Base Case Projections & Discounted Cash Flow – Preliminary 80% Case Projections & Discounted Cash Flow – Preliminary Valuation Support Table of Contents

1. Situation Overview

4 Public Market Overview (1) Consists of 359.197mm basic shares outstanding (per management as of 06/07/24), 18.712mm public warrants priced at $0.02 per Black–Scholes calculation provided by management, 12.119mm RSUs vested or expected to vest, 23.856mm RSUs/PSUs that vest upon change in control (as of 09/30/24), 0.292mm inducement grants, and options vesting at various strike prices accounted for using the Treasury Stock Method based on Savanna’s stock price as of 06/07/24. (2) Includes $50mm Series A Convertible Preferred aggregate liquidation preference (5.000mm Units which convert to common stock on a 1:1 basis at $10.00 per share entirely held by Elevance Health, Inc. (ELV)). (3) Includes $0.586mm of long-term debt associated with a senior secured revolving credit facility with Wells Fargo. (4) Management’s estimated cash balance as of valuation date of 09/30/24. Note: $ in millions, except per share data. Source(s): Capital IQ, Company website, press releases and filings as of 06/07/24. Current Valuation Trading Multiples Series A Series A Liq Pref. Converts Price Per Share (06/07/24) $0.84 $0.84 52 Week High: 1.80 1.80 52 Week Low: 0.48 0.48 Diluted Shares Outstanding (mm)(1) 396.214 401.214 Fully Diluted Market Cap: $332 $336 Plus: Preferred Liquidation Preference(2) 50 - Plus: Debt (03/31/24)(3) 1 1 Less: Cash & Equivalents (09/30/2024)(4) (87) (87) Enterprise Value: $296 $250 $- $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 Nov-20 Mar-21 Jul-21 Nov-21 Mar-22 Jul-22 Nov-22 Mar-23 Jul-23 Nov-23 Mar-24 Stock Price Performance $0.84 2023A 2024E Revenue $401 $416 EV / Revenue 0.7x 0.7x Adj. EBITDA 9 22 EV / EBITDA 33.6x 13.8x 07/01/21: closed business combination with Falcon Capital Acquisition Corp. 11/10/21: announced third quarter 2021 financial results and operational highlights 11/09/23: appointed Brent Layton as next CEO; founder Jeff Arnold to serve as executive chairman 02/12/21: Savanna and Falcon Capital Acquisition Corp. reached agreement to combine; company expected to have an initial enterprise value of $3.9bn 08/11/21: entered home health market with acquisition of CareLinx 08/10/22: initiated a strategic review of its non-enterprise businesses 03/12/24: Savanna announced that is has been evaluating a range of options including a potential sale of the Company 10/12/23: received an unsolicited preliminary non-binding proposal from Claritas Capital to acquire the Company 05/31/23: concluded strategic review and announced share repurchase program PRELIMINARY – DRAFT AND CONFIDENTIAL

Summary of Final Proposals Received

As of 06/11/24

	ALTARIS		[****] | [****] | [****]	
	Received on 6/10/24		*Received on 6/10/24*	
Offer Price Per Share	**$1.375**		**$1.380**	
Premium to Current (as of 6/7/24)	64.1%		64.7%	
Premium to 30-day VWAP	75.5%		76.1%	
	Series A Receives Liquidation Preference	**Series A Converts to Common**	**Series A Receives Liquidation Preference**	**Series A Converts to Common**
Implied Enterprise Value ($ in mm)[(1)]	**$517.3**	**$474.2**	**$519.4**	**$476.3**
EV / 2024E Base Case Revenue	1.2x	1.1x	1.2x	1.1x
EV / 2025E Base Case Revenue	1.0x	0.9x	1.0x	0.9x
EV / 2024E Base Case Adj. EBITDA	24.1x	22.1x	24.2x	22.2x
EV / 2025E Base Case Adj. EBITDA	8.4x	7.7x	8.4x	7.7x
Financing Sources	100% equity for cash needs and insider shareholders, Claritas Capital and Jeff Arnold, rolling shares into NewCo		Cash on balance sheet; no financing condition to the consummation of the Transaction	
Structure	Purchase of the outstanding common stock of the company with insider rollover (Claritas Capital and Jeff Arnold) and the Series A convertible preferred stock remaining outstanding		Purchase of 100% of the outstanding shares of common stock on a fully-diluted basis (including the Series A convertible preferred stock on an as-converted basis)	
Assumptions	Series A Convertible Preferred Stock remains outstanding following the closing of the Transaction Participants in the Change in Control Plan to receive replacement equity awards for their unvested equity awards All other non-vested equity awards to be canceled and replaced with a cash-based long-term incentive plan Out-of-the-money options will be canceled for no consideration		Series A convertible preferred stock is able to be cashed out in the Transaction on an as-converted basis Unvested equity awards are not accelerated (other than pursuant to pre-existing contractual acceleration rights)	
Timing	Sign definitive transaction documentation by June 17th		Sign definitive transaction documentation by June 19th	
Consideration for Shareholders	100% cash for non-rolling shareholders (~89% of total FDSO)		100% cash	

(1) Per management, assumes liquidation preference of $50mm, net debt of $86.2mm and fully diluted shares as of 9/30/24 using treasury stock method, including shares triggered by a change in control.

MTS

PRELIMINARY – DRAFT AND CONFIDENTIAL

5

Preliminary Savanna Standalone Valuation Terms to be Provided in Updated Fairness Opinion Deck 2.

7 Overview of Preliminary Valuation Methodologies MTS did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, MTS’ analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view. Discounted Cash Flow (DCF) Comparable Public Companies Precedent M&A Transactions • Preliminary analysis of future unlevered free cash flows through 2027E • Cash flows discounted back to 09/30/24 using weighted-average cost of capital (WACC) calculations o 11% WACC based on comparable publicly traded companies; sensitized from 11% – 15% • Enterprise segment revenue from 2025E to 2027E sensitized by revenue achievement factor (RAF) of 80% – 100%, due to execution risk • Terminal value calculated by perpetual growth rate method – 2.5% perpetual growth • Per management, net debt ($86.2mm) and liquidation preference ($50mm) are subtracted from implied enterprise value to calculate implied equity value and per share value on a fully diluted basis, including vested change in control shares as of 9/30/24 • Evaluation of comparable publicly traded provider, payor/employer & pharma-tech companies • Applies upper and lower quartile of 2024E Adjusted EBITDA multiples (11.9x – 18.9x) and upper and lower quartile of 2025E Adjusted EBITDA multiples (9.3x – 15.2x) from the comparable company set to Savanna’s 2024E Adjusted EBITDA of $21.5mm and 2025E Adjusted EBITDA of $61.7mm to arrive at implied enterprise value o Enterprise segment 2025E revenue sensitized by RAF of 80% – 100%, due to execution risk • Per management, net debt ($86.2mm) and liquidation preference ($50mm) are subtracted from implied enterprise value to calculate implied equity value and per share value on a fully diluted basis, including vested change in control shares as of 9/30/24 • Evaluation of provider, payor/employer & pharma-tech precedent M&A transactions • Applies upper and lower quartile of Adjusted LTM EBITDA multiples (12.3x – 16.3x) from the precedent M&A transaction set to Savanna’s 2024E Adjusted EBITDA of $21.5mm to arrive at implied enterprise value • Per management, net debt ($86.2mm) and liquidation preference ($50mm) are subtracted from implied enterprise value to calculate implied equity value and per share value on a fully diluted basis, including vested change in control shares as of 9/30/24 PRELIMINARY – DRAFT AND CONFIDENTIAL • The Special Committee is considering a whole company transaction thus all valuation methodologies are solely focused on the value of the company as a whole • As a result of prior discussions, the Special Committee determined that individual segment sale transactions came with a high degree of execution risk and unquantifiable considerations to splitting up the business • Accordingly, prior preliminary valuation analysis did include sum-of-the-parts (“SOTP”) valuation methodologies based on the Special Committee’s consideration of all strategic alternatives at that time, including the contemplation of individual segment sales

8 Management Assumptions of Financial Projections General – 2024E-2027E projection model provided by management – Valuation date as of 09/30/24 • 09/30/24 projected net debt of ($86.2mm), per Savanna management – 2023A P&L is adjusted to account for termination of contract with Elevance (~$40mm of revenue) Revenue and Expenses BASE CASE: – Projections provided by Savanna management through 2027E 80% CASE: – Assumes achievement of 80% of total Enterprise business segment revenue and total Enterprise business segment gross margin from 2025E – 2027E – Assumes 100% achievement of 2024E Enterprise segment financial performance – All other segment’s revenue and expense projections kept the same as Base Case projections – All other expenses kept the same as Base Case projections Series A Shares – Preliminary valuation analysis considers two scenarios: one where Series A receives liquidation preference of $50mm and the other where the shares are converted to 5.00mm shares of common stock Net Working Capital – Projections provided by Savanna management through 2027E Capital Expenditures – Projections provided by Savanna management through 2027E Taxes – Corporate tax rate of 26.8% – NOL balance of $757mm as of YE ’23 provided by management, subject to 80% Section 382 limitation Terminal Value – 2.5% perpetual growth rate WACC – 11% based on comparable publicly traded companies and sensitized up to 15% given high execution risk of the Enterprise business segment PRELIMINARY – DRAFT AND CONFIDENTIAL [****]

9 Summary of Preliminary Valuation Analysis Implied Enterprise Value of Savanna’s Consolidated Business WholeCo WholeCo Trading Comps WholeCo Txn. Comps LTM Trading Range Discounted Cash Flow 2024E 2025E 2024E Metric 52-Week Trading Range WACC // Enterprise Revenue Achievement Factor '24 EBITDA Multiple '25 EBITDA Multiple LTM EBITDA Multiple $0.48 - $1.80 WACC: 11% - 15% '24E Adj. EBITDA: $21.5 '25E Adj. EBITDA: $61.7 '24E Adj. EBITDA: $21.5 '25E - '27E RAF: 80% - 100% '24 EBITDA Multiples: 11.9x - 18.9x 'Enterprise '25E RAF 80% - 100% '25 EBITDA Mult.: 9.3x - 15.2x '24 EBITDA Multiples: 12.3x - 16.3x Enterprise Value Range $150 - $710 $210 - $660 $260 - $410 $330 - $940 $260 - $350 Per Share Value Range $0.48 - $1.80 $0.65 - $1.65 $0.75 - $1.10 $0.95 - $2.30 $0.75 - $1.00 $150 $210 $260 $330 $260 $710 $660 $410 $940 $350 $- $200 $400 $600 $800 $1,000 Implied Enterprise Value Current EV: $296mm ($0.84/share) PRELIMINARY – DRAFT AND CONFIDENTIAL (1) LTM trading range for informational purposes only. (2) Per share values are based on equity value and include the $86.8mm in estimated cash per management as of 09/30/24, $0.5mm in debt and $50.0mm in liquidation preference associated with the entire company (per management as of 06/07/24); Consists of 359.196mm basic shares outstanding (per management as of 06/07/24) and applicable dilutive securities accounted for using the Treasury Stock Method. Note: $ in mm, except per share data. Per share values rounded to the nearest $0.05, except for market data over selected trading dates, implied per share offer values and current share price. Enterprise value ranges rounded to the nearest ten million, except for market data over selected trading dates and current equity values. Source(s): Management projections and Capital IQ, as of 06/07/24. Implied Offer Value: High: $519mm Low: $517mm (2) (1) Assumes Series A Receives Liquidation Preference

10 Summary of Preliminary Valuation Analysis Implied Share Price of Savanna’s Consolidated Business PRELIMINARY – DRAFT AND CONFIDENTIAL (1) LTM trading range for informational purposes only. (2) Per share values are based on equity value and include the $86.8mm in estimated cash per management as of 09/30/24, $0.5mm in debt and $50.0mm in liquidation preference associated with the entire company (per management as of 06/07/24); Consists of 359.196mm basic shares outstanding (per management as of 06/07/24) and applicable dilutive securities accounted for using the Treasury Stock Method. Note: $ in mm, except per share data. Per share values rounded to the nearest $0.05, except for market data over selected trading dates, implied per share offer values and current share price. Enterprise value ranges rounded to the nearest ten million, except for market data over selected trading dates and current equity values. Source(s): Management projections and Capital IQ, as of 06/07/24. WholeCo WholeCo Trading Comps WholeCo Txn. Comps LTM Trading Range Discounted Cash Flow 2024E 2025E 2024E Metric 52-Week Trading Range WACC // Enterprise Revenue Achievement Factor '24 EBITDA Multiple '25 EBITDA Multiple LTM EBITDA Multiple $0.48 - $1.80 WACC: 11% - 15% '24E Adj. EBITDA: $21.5 '25E Adj. EBITDA: $61.7 '24E Adj. EBITDA: $21.5 '25E - '27E RAF: 80% - 100% '24 EBITDA Multiples: 11.9x - 18.9x 'Enterprise '25E RAF 80% - 100% '25 EBITDA Mult.: 9.3x - 15.2x '24 EBITDA Multiples: 12.3x - 16.3x Enterprise Value Range $150 - $710 $210 - $660 $260 - $410 $330 - $940 $260 - $350 Per Share Value Range $0.48 - $1.80 $0.65 - $1.65 $0.75 - $1.10 $0.95 - $2.30 $0.75 - $1.00 $0.48 $0.65 $0.75 $0.95 $0.75 $1.80 $1.65 $1.10 $2.30 $1.00 $- $0.50 $1.00 $1.50 $2.00 $2.50 Implied Per Share Price Current Share Price: $0.84 ($296mm EV) Implied Per Share Offer Value: High: $1.38 Low: $1.375 (1) Assumes Series A Receives Liquidation Preference (2)

11 Summary of Preliminary Valuation Analysis Implied Enterprise Value of Savanna’s Consolidated Business WholeCo WholeCo Trading Comps WholeCo Txn. Comps LTM Trading Range Discounted Cash Flow 2024E 2025E 2024E Metric 52-Week Trading Range WACC // Enterprise Revenue Achievement Factor '24 EBITDA Multiple '25 EBITDA Multiple LTM EBITDA Multiple $0.48 - $1.80 WACC: 11% - 15% '24E Adj. EBITDA: $21.5 '25E Adj. EBITDA: $61.7 '24E Adj. EBITDA: $21.5 '25E - '27E RAF: 80% - 100% '24 EBITDA Multiples: 11.9x - 18.9x 'Enterprise '25E RAF 80% - 100% '25 EBITDA Mult.: 9.3x - 15.2x '24 EBITDA Multiples: 12.3x - 16.3x Enterprise Value Range $100 - $660 $210 - $650 $260 - $410 $330 - $940 $260 - $350 Per Share Value Range $0.48 - $1.80 $0.75 - $1.75 $0.85 - $1.20 $1.05 - $2.35 $0.85 - $1.10 $100 $210 $260 $330 $260 $660 $650 $410 $940 $350 $- $200 $400 $600 $800 $1,000 Current EV: Implied Enterprise Value $250mm ($0.84/share) PRELIMINARY – DRAFT AND CONFIDENTIAL (1) LTM trading range for informational purposes only. (2) Per share values are based on equity value and include the $86.8mm in estimated cash per management as of 09/30/24, $0.5mm in debt (per management as of 06/07/24); Consists of 359.196mm basic shares outstanding (per management as of 06/07/24), 5.0mm Series A Preferred Shares converted to common and applicable dilutive securities accounted for using the Treasury Stock Method. Note: $ in mm, except per share data. Per share values rounded to the nearest $0.05, except for market data over selected trading dates, implied per share offer values and current share price. Enterprise value ranges rounded to the nearest ten million, except for market data over selected trading dates and current equity values. Source(s): Management projections and Capital IQ, as of 06/07/24. Implied Offer Value: High: $476mm Low: $474mm (1) Assumes Series A Converts to Common Stock (2)

12 Summary of Preliminary Valuation Analysis Implied Share Price of Savanna’s Consolidated Business PRELIMINARY – DRAFT AND CONFIDENTIAL WholeCo WholeCo Trading Comps WholeCo Txn. Comps LTM Trading Range Discounted Cash Flow 2024E 2025E 2024E Metric 52-Week Trading Range WACC // Enterprise Revenue Achievement Factor '24 EBITDA Multiple '25 EBITDA Multiple LTM EBITDA Multiple $0.48 - $1.80 WACC: 11% - 15% '24E Adj. EBITDA: $21.5 '25E Adj. EBITDA: $61.7 '24E Adj. EBITDA: $21.5 '25E - '27E RAF: 80% - 100% '24 EBITDA Multiples: 11.9x - 18.9x 'Enterprise '25E RAF 80% - 100% '25 EBITDA Mult.: 9.3x - 15.2x '24 EBITDA Multiples: 12.3x - 16.3x Enterprise Value Range $100 - $660 $210 - $650 $260 - $410 $330 - $940 $260 - $350 Per Share Value Range $0.48 - $1.80 $0.75 - $1.75 $0.85 - $1.20 $1.05 - $2.35 $0.85 - $1.10 $0.48 $0.75 $0.85 $1.05 $0.85 $1.80 $1.75 $1.20 $2.35 $1.10 $- $0.50 $1.00 $1.50 $2.00 $2.50 Implied Per Share Price Current Share Price: $0.84 ($250mm EV) Implied Per Share Offer Value: High: $1.38 Low: $1.375 (1) Assumes Series A Converts to Common Stock (1) LTM trading range for informational purposes only. (2) Per share values are based on equity value and include the $86.8mm in estimated cash per management as of 09/30/24, $0.5mm in debt (per management as of 06/07/24); Consists of 359.196mm basic shares outstanding (per management as of 06/07/24), 5.0mm Series A Preferred Shares converted to common and applicable dilutive securities accounted for using the Treasury Stock Method. Note: $ in mm, except per share data. Per share values rounded to the nearest $0.05, except for market data over selected trading dates, implied per share offer values and current share price. Enterprise value ranges rounded to the nearest ten million, except for market data over selected trading dates and current equity values. Source(s): Management projections and Capital IQ, as of 06/07/24. (2)

Appendix Preliminary Base Case Projections & Discounted Cash Flow Preliminary 80% Case Projections & Discounted Cash Flow Preliminary Valuation Support

Preliminary Base Case Projections & Discounted Cash Flow

15 Preliminary Standalone Valuation BASE CASE: Savanna Management Projections – Forecasted P&L (1) 2023A P&L adjusted to account for contract termination with Elevance. Note: $ in mm, except per share data. Source(s): Management projections and Capital IQ, as of 06/07/24. 2023A 2024E 2025E 2026E 2027E Enterprise $200.1 $207.5 $283.0 $368.8 $436.4 Provider 119.3 122.9 137.8 150.1 159.8 Life Sciences 82.0 86.0 91.4 97.9 103.9 Add Back EBITDA (Warrant Revenue) (0.0) – – – – Total Revenue $401.3 $416.4 $512.3 $616.8 $700.1 % Growth 3.7% 23.0% 20.4% 13.5% Enterprise $88.8 $88.7 $130.4 $171.5 $200.8 Provider 52.6 59.0 72.8 78.4 83.0 Life Sciences 42.3 44.2 47.2 50.3 53.4 Add Back EBITDA Adjustments (5.2) (1.2) (0.8) (0.8) (0.8) Total Gross Margin $178.5 $190.7 $249.6 $299.4 $336.4 % Margin 44.5% 45.8% 48.7% 48.5% 48.0% Sales and Marketing ($57.3) ($50.1) ($54.7) ($58.5) ($65.6) General & Administrative (135.0) (127.3) (112.3) (122.7) (130.9) Product and Technology (69.4) (54.8) (55.3) (60.5) (64.4) Adjustments – (0.1) – – – Total Costs (Incl. Allocations) ($261.8) ($232.3) ($222.3) ($241.7) ($260.9) EBITDA (as defined) ($83.3) ($41.6) $27.2 $57.7 $75.5 PRELIMINARY – DRAFT AND CONFIDENTIAL (1) [****]

16 Preliminary Standalone Valuation BASE CASE: Savanna Management Projections – Adjusted EBITDA Walk (1) 2023A P&L adjusted to account for contract termination with Elevance. Note: $ in mm, except per share data. Source(s): Management projections and Capital IQ, as of 06/07/24. Non-Allocated Adjustments Severance $5.2 $1.5 $1.0 $1.0 $1.0 Other Expenses (0.8) – – – – SBC 46.9 44.4 31.5 31.5 31.5 Other Non-Operating Expenses 40.7 17.2 2.0 2.0 2.0 Adjusted EBITDA $8.8 $21.5 $61.7 $92.2 $109.9 PRELIMINARY – DRAFT AND CONFIDENTIAL 2023A 2024E 2025E 2026E 2027E (1) [****]

17 Preliminary Standalone Valuation BASE CASE: Discounted Cash Flow (DCF) Valuation (1) 2023A P&L adjusted to account for contract termination with Elevance. Note: $ in mm, except per share data. Cash flows discounted back to 09/30/24 and a weighted average cost of capital of 11%. Source(s): Management projections and Capital IQ, as of 06/07/24. Adjusted EBITDA $8.8 $21.5 $61.7 $92.2 $109.9 Less: D&A (61.2) (50.3) (36.8) (27.3) (25.3) Adjusted EBIT ($52.4) ($28.8) $24.9 $64.9 $84.6 Less: Tax Expense – (6.7) (17.4) (22.7) Plus Tax Savings from NOLs – 5.3 5.4 5.4 Plus: D&A 50.3 36.8 27.3 25.3 Less: Δ in Net Working Capital (11.2) (3.5) (10.4) (7.6) Less: Capital Expenditures (23.4) (23.7) (24.3) (24.7) Projected Free Cash Flow ($13.1) $33.2 $45.6 $60.4 WACC: 11.0% PV of UFCF ($3.2) $30.7 $38.0 $45.4 Terminal Value Perpetual Growth Rate 2.5% Terminal Value $728.7 Enterprise Revenue Achievement Factor Implied EBITDA Exit Multiple 6.6x 80.0% 90.0% 100.0% 11.0% $325.7 $491.8 $657.7 NPV of UFCF $110.8 WACC 13.0% 259.6 394.1 528.6 PV of Terminal Value 546.9 15.0% 214.8 327.9 440.9 Enterprise Value $657.7 PRELIMINARY – DRAFT AND CONFIDENTIAL (1) 2023A 2024E 2025E 2026E 2027E [****]

Preliminary 80% Case Projections & Discounted Cash Flow

19 Preliminary Standalone Valuation 80% CASE: Savanna Management Projections, Enterprise Revenue 80% Achieved from 2025E-2027E – Forecasted P&L (1) 2023A P&L adjusted to account for contract termination with Elevance. Note: $ in mm, except per share data. Source(s): Management projections and Capital IQ, as of 06/07/24. 2023A 2024E 2025E 2026E 2027E Enterprise $200.1 $207.5 $226.4 $295.0 $349.1 Provider 119.3 122.9 137.8 150.1 159.8 Life Sciences 82.0 86.0 91.4 97.9 103.9 Add Back EBITDA (Warrant Revenue) (0.0) – – – – Total Revenue $401.3 $416.4 $455.7 $543.1 $612.8 % Growth 3.7% 9.4% 19.2% 12.8% Enterprise $88.8 $88.7 $104.3 $137.2 $160.7 Provider 52.6 59.0 72.8 78.4 83.0 Life Sciences 42.3 44.2 47.2 50.3 53.4 Add Back EBITDA Adjustments (5.2) (1.2) (0.8) (0.8) (0.8) Total Gross Margin $178.5 $190.7 $223.5 $265.1 $296.2 % Margin 44.5% 45.8% 49.0% 48.8% 48.3% Sales and Marketing ($57.3) ($50.1) ($54.7) ($58.5) ($65.6) General & Administrative (135.0) (127.3) (112.3) (122.7) (130.9) Product and Technology (69.4) (54.8) (55.3) (60.5) (64.4) Adjustments – (0.1) – – – Total Costs (Incl. Allocations) ($261.8) ($232.3) ($222.3) ($241.7) ($260.9) EBITDA (as defined) ($83.3) ($41.6) $1.2 $23.4 $35.3 PRELIMINARY – DRAFT AND CONFIDENTIAL (1) [****]

20 Preliminary Standalone Valuation 80% CASE: Savanna Management Projections, Enterprise Revenue 80% Achieved from 2025E-2027E – Adjusted EBITDA Walk (1) 2023A P&L adjusted to account for contract termination with Elevance. Note: $ in mm, except per share data. Source(s): Management projections and Capital IQ, as of 06/07/24. 2023A 2024E 2025E 2026E 2027E Non-Allocated Adjustments Severance $5.2 $1.5 $1.0 $1.0 $1.0 Other Expenses (0.8) – – – – SBC 46.9 44.4 31.5 31.5 31.5 Other Non-Operating Expenses 40.7 17.2 2.0 2.0 2.0 Adjusted EBITDA $8.8 $21.5 $35.6 $57.9 $69.8 PRELIMINARY – DRAFT AND CONFIDENTIAL (1) [****]

21 Preliminary Standalone Valuation 80% CASE: Savanna Management Projections, Enterprise Revenue 80% Achieved from 2025E-2027E – DCF Valuation (1) 2023A P&L adjusted to account for contract termination with Elevance. Note: $ in mm, except per share data. Cash flows discounted back to 09/30/24 and a weighted average cost of capital of 11%. Source(s): Management projections and Capital IQ, as of 06/07/24. Adjusted EBITDA $8.8 $21.5 $35.6 $57.9 $69.8 Less: D&A (61.2) (50.3) (36.8) (27.3) (25.3) Adjusted EBIT ($52.4) ($28.8) ($1.2) $30.6 $44.4 Less: Tax Expense – – (8.2) (11.9) Plus Tax Savings from NOLs – – 5.4 5.4 Plus: D&A 50.3 36.8 27.3 25.3 Less: Δ in Net Working Capital (11.2) (3.5) (10.4) (7.6) Less: Capital Expenditures (23.4) (23.7) (24.3) (24.7) Projected Free Cash Flow ($13.1) $8.4 $20.5 $31.0 WACC: 11.0% PV of UFCF ($3.2) $7.8 $17.0 $23.3 Terminal Value Perpetual Growth Rate 2.5% Terminal Value $374.2 Enterprise Revenue Achievement Factor Implied EBITDA Exit Multiple 5.4x 80.0% 90.0% 100.0% 11.0% $325.7 $491.8 $657.7 NPV of UFCF $44.9 WACC 13.0% 259.6 394.1 528.6 PV of Terminal Value 280.8 15.0% 214.8 327.9 440.9 Enterprise Value $325.7 PRELIMINARY – DRAFT AND CONFIDENTIAL (1) 2023A 2024E 2025E 2026E 2027E [****]

Preliminary Valuation Support

23 (1) Includes any preferred equity and non-controlling interests. (2) Given financial year end in January, 2023 actuals represent the period between February 2023 and January 2024, 2024 projections represent the period between February 2024 and January 2025, and 2025 projections represent the period between February 2025 and January 2026. (3) Net debt does not include Seller Earnouts. (4) Given financial year end in June, 2023 actuals represent the period between July 2023 and June 2024, 2024 projections represent the period between July 2024 and June 2025, and 2025 projections represent the period between July 2025 and June 2026. (5) Given financial year end in February, 2023 actuals represent the period between March 2023 and February 2024, 2024 projections represent the period between March 2024 and February 2025, and 2025 projections represent the period between March 2025 and February 2026. Note: $ in mm, except per share data. Companies sorted by market capitalization as of 06/07/24. Enterprise Value includes non-controlling interest and preferred equity. Source(s): Capital IQ and Company websites and filings as of 06/07/24. PRELIMINARY – DRAFT AND CONFIDENTIAL Share Price Equity Net Debt / Ent. EV / EBIT DA Com pany Nam e 06/07 /24 Mkt. Cap. Other(1) Value 2024E 2025E HealthEquity $85.25 $7,748 $851 $8,599 19.1x 16.0x R1 RCM 12.83 5,596 2,103 7,698 12.0x 10.0x Alight 7.50 4,396 2,540 6,936 8.9x 8.1x Evolent 23.48 2,763 627 3,390 13.7x 10.6x Progyny 27.60 2,646 (372) 2,274 10.4x 8.6x Craneware 30.28 1,084 (5) 1,079 18.8x 17.6x HealthStream 27.75 861 (84) 778 11.8x 11.1x Definitive Healthcare 5.59 701 293 993 12.0x 11.1x Accolade 6.68 559 (26) 533 31.4x 14.7x Health Catalyst 6.50 417 (98) 319 12.9x 8.6x OptimizeRx 11.12 211 21 232 20.0x 15.8x Upper Quartile 18.9x 15.2x Mean 15.5x 12.0x Median 12.9x 11.1x Lower Quartile 11.9x 9.3x Preliminary Selected Comparable Public Companies Provider, Payor/Employer & Pharma-Tech Comparables (2) (3) (4) (5)

24 TEV as a multiple of Date Ann. Target Acquiror TEV ($mm) LTM EBITDA 09/05/23 NextGen Healthcare Thoma Bravo 1,790 14.3x 11/01/22 Benefitfocus Voya Financial 570 13.9x 10/03/22 bswift Francisco Partners 735 14.7x 06/21/22 Convey Health Solutions TPG 1,072 16.3x 06/16/22 LifeWorks TELUS 2,097 16.3x 04/05/22 Tivity Health Stone Point Capital 1,921 12.5x 01/06/21 Change Healthcare Optum 13,008 12.3x 10/27/20 Health Advocate Teleperformance 690 13.8x 12/20/19 Care.com IAC 487 17.3x 07/24/17 WebMD KKR 2,675 11.7x 10/21/16 Everyday Health Ziff Davis 467 10.7x All Transactions (n=11) Upper Quartile $2,097 16.3x Mean 2,319 14.0x Median 1,072 13.9x Lower Quartile 570 12.3x Note: $ in mm. Deals sorted by announcement date. Assumes private companies were acquired on a debt free, cash free basis. Source(s): Capital IQ and Company websites and filings as of 06/07/24. PRELIMINARY – DRAFT AND CONFIDENTIAL Preliminary Selected Precedent Transactions Provider, Payor/Employer & Pharma-Tech Transactions

Preliminary WACC Analysis

Company	Price	Equity Value	Total Debt	Total Cap.	Debt / Cap.	D/E Ratio	Tax	Beta Levered	Beta Unlevered	Debt Cost
HealthEquity	$85.25	$7,748	$1,101	$8,849	12%	0.1x	25.7%	(0.12)	(0.11)	5.3%
R1 RCM	12.83	5,596	2,281	7,876	29%	0.4x	25.7%	0.71	0.54	6.8%
Alight	7.50	4,396	2,787	7,183	39%	0.6x	30.5%	1.42	0.98	4.6%
Evolent	23.48	2,763	611	3,374	18%	0.2x	27.0%	1.13	0.97	7.6%
Progyny	27.60	2,646	-	2,646	0%	0.0x	28.3%	1.51	1.51	NM
Craneware	30.28	1,084	59	1,143	5%	0.1x	25.0%	(0.13)	(0.12)	8.1%
HealthStream	27.75	861	-	861	0%	0.0x	27.5%	0.64	0.64	NM
Definitive Healthcare	5.59	701	253	954	27%	0.4x	29.0%	1.93	1.54	6.0%
Accolade	6.68	559	211	770	27%	0.4x	21.0%	2.26	1.74	1.2%
Health Catalyst	6.50	417	230	647	36%	0.6x	25.7%	2.42	1.71	3.2%
OptimizeRx	11.12	211	36	247	15%	0.2x	29.0%	2.23	1.99	16.7%

All companies (n=11)

	Debt / Cap.	D/E Ratio	Tax	Beta Levered	Beta Unlevered	Debt Cost
Top Quartile	8.8%	0.1x	25.7%	0.67	0.59	4.6%
Mean	**18.9%**	**0.3x**	**26.7%**	**1.27**	**1.04**	**6.6%**
Median	**18.1%**	**0.2x**	**27.0%**	**1.42**	**0.98**	**6.0%**
Bottom Quartile	28.2%	0.4x	28.6%	2.08	1.63	7.6%

	Weight	Cost of Capital Pre-Tax	Cost of Capital After-Tax	Contribution to WACC
Debt Capital	18.1%	6.0%	4.4%	0.8%
Equity Capital	81.9%	12.3%	12.3%	10.1%
Assumed Tax Rate	26.8%		**Implied WACC**	**10.9%**

Cost of Equity Calculation	
Unlevered Beta	0.98
Levered Beta	1.14
Normalized Risk-Free Rate[2]	4.6%
Equity Market Risk Premium[3]	5.0%
Company Size Premium[4]	2.0%
Cost of Common Equity	**12.3%**

(1) 2-year weekly historical beta.
(2) Current 20-year US Treasury Spot yield used as a proxy for normalized long-term risk-free rate.
(3) Expected Equity Risk Premium (ERP) per Kroll report as of Jun '24.
(4) Per Kroll CRSP report as of Dec '23. Size premium represents companies with market caps between $213mm and $555mm.
Note: $ in mm, except per share data. Companies sorted by market capitalization as of 06/07/24.
Source(s): Capital IQ and Company websites and filings as of 06/07/24.

MTS

PRELIMINARY – DRAFT AND CONFIDENTIAL

25

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